EXHIBIT 21.1

SUBSIDIARIES

Name	Jurisdiction of Organization
Industrial Income Operating Partnership LP	Delaware
IIT Real Estate Holdco LLC	Delaware
IIT Acquisitions LLC	Delaware
IIT 1905 Raymond Avenue LLC	Delaware
IIT Pinole Business Park I LP	Delaware
IIT Pinole Business Park I GP LLC	Delaware
IIT 48350 Fremont BLVD LP	Delaware
IIT 48350 Fremont BLVD GP LLC	Delaware
IIT Bell Gardens Portfolio I LP	Delaware
IIT Bell Gardens Portfolio I GP LLC	Delaware
IIT Portland Portfolio - Airport Park LLC	Delaware
IIT Portland Portfolio - Airport Center LLC	Delaware
IIT Atlanta - Suwanee Pointe LLC	Delaware